Exhibit 99.1

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated to Call 6¾% Euro Senior Subordinated Notes, 7¾% Senior Subordinated Notes and 8 3/8% Senior Subordinated Notes for Redemption

Boston — September 29, 2015 — Iron Mountain Incorporated (NYSE: IRM), the storage and information management company, announced that it successfully completed the sale of $1 billion in aggregate principal amount of its 6.00% Senior Notes due 2020. The Company has also called for redemption all of its outstanding 6 3/4% Euro Senior Subordinated Notes due 2018 (the “2018 Notes”), 7 3/4% Senior Subordinated Notes due 2019 (the “2019 Notes”) and 8 3/8% Senior Subordinated Notes due 2021 (the “2021 Notes”), in accordance with the indentures and related supplements governing the notes.

The redemption date for the 2018 Notes, 2019 Notes and 2021 Notes will be October 13, 2015. The 2018 Notes will be redeemed at a redemption price of $1,000.00 for each $1,000 principal amount of notes redeemed, plus accrued and unpaid interest to but excluding October 13, 2015. The 2019 Notes will be redeemed at a redemption price of $1,038.75 for each $1,000 principal amount of notes redeemed, plus accrued and unpaid interest to but excluding October 13, 2015. The 2021 Notes will be redeemed at a redemption price of $1,027.92 for each $1,000 principal amount of notes redeemed, plus accrued and unpaid interest to but excluding October 13, 2015.

This announcement does not constitute a notice of redemption for any of the 2018 Notes, 2019 Notes and 2021 Notes. The formal notices of redemption are being provided separately in accordance with the terms of the indentures and related supplements governing the notes.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) is a leading provider of storage and information management services.  The company’s real estate network of more than 67 million square feet across more than 1,000 facilities in 36 countries allows it to serve customers around the world. And its solutions for records management, data management, document management, and secure shredding help organizations to lower storage costs, comply with regulations, recover from disaster, and better use their information. Founded in 1951, Iron Mountain stores and protects billions of information assets, including business documents, backup tapes, electronic files and medical data.

Investor Relations Contacts:

Melissa Marsden	Faten Freiha
Senior Vice President, Investor Relations	Director, Investor Relations
melissa.marsden@ironmountain.com	faten.freiha@ironmountain.com
(617) 535-8595	(617) 535-8404

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